U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 8-K

                        Current Report Pursuant
                    To Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


     Date of report (Date of earliest event reported):    December 31, 1999
                                                        ---------------------


                           AVIATION GROUP, INC.
               ---------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)

                        0-10124                    75-2631373
               ------------------------           ------------
               (Commission File Number)          (I.R.S. Employer
                                               Identification Number)

                700 North Pearl Street
                      Suite 2170

                     Dallas, Texas                   75201
               ------------------------          -------------
                (Address of Principal              (Zip Code)
                  Executive Offices)

                              (214) 922-8100
                       --------------------------
                     (Registrant's Telephone Number,
                           Including Area Code)

                                    N/A
                       --------------------------
                     (Former Name or Former Address,
                      if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets

     On December 15, 1999, Tri-Star Airline Services, Inc. ("Tri-Star"), a wholly-owned subsidiary of Avaiation Group, Inc. (the "Company"), entered into an agreement with Tri-Star Acquisition Corp., d/b/a Servisair Texas, Inc. ("Servisair"), to sell all of Tri-Star's ground handling assets and operations, which are located at Dallas/Ft. Worth International Airport. The transaction was consummated on December 31, 1999. The purchase price was $1,500,000 in cash. Tri-Star retained all accounts payable, accounts receivable and inventories of the business. The Company and Servisair USA, Inc., the parent of Servisair joined in the purchase agreement for certain limited purposes, including on-going cross-indemnity covenants. The cash proceeds were used by Tri-Star and the Company primarily to satisfy Tri-Star's revolving line of credit and certain debts and accounts payable of the Company.

     On February 8, 2000, Casper Air Service ("CAS"), a wholly-owned subsidiary of the Company, entered into an agreement to sell, and closed the sale of, its fixed base operations and related assets located in Casper, Wyoming to Casper Jet Center Fueling, L.L.C. ("CJCF"). The purchase price was $200,000 in cash and the assumption by CJCF of approximately $600,000 in accounts payable of CAS. CAS retained its inventory of aircraft parts, three aircraft and all of its accounts receivable. CAS intends to sell or otherwise realize on these retained assets before June 30, 2000 and will not continue in business. Substantially all of the cash purchase price was used to pay off the debt owing on CAS's revolving line of credit.
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

                              SIGNATURES

     In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Date: February 15, 2000.
                                                    AVIATION GROUP, INC.


                                                    By:/s/ Richard L. Morgan
                                                    ----------------------------
                                                    Richard L. Morgan,
                                                    Executive Vice President and
                                                    Chief Financial Officer


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